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EXHIBIT 21.1

Triangle Petroleum Corporation

List of Subsidiaries

EXACT NAME OF SUBSIDIARY AS SPECIFIED IN ITS CHARTER	STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
Triangle USA Petroleum Corporation	Colorado
RockPile Energy Services, LLC	Delaware

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  EXHIBIT 21.1